UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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THE E.W. SCRIPPS COMPANY
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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On April 20, 2018, the following communication was sent to certain employees of The E.W. Scripps Company (“Scripps”) and the same or substantially similar communications may in the future be sent to Scripps employees from time to time:

Scripps leaders and employee shareholders:

As you know, one of Scripps’ largest shareholders has nominated three people to run against our proposed nominees for our board of directors. You may have received materials in the mail from this firm, GAMCO, asking for your vote. We hope you will support Scripps by sending in your WHITE voting card or by voting online for the company slate of directors: Lauren R. Fine, Roger L. Ogden and Kim Williams. (Please refer to these instructions we sent last month on how to vote.)

When I became CEO in August, your leadership team put in place a strategy, backed by our board, that is delivering tangible results toward improving the company’s performance in order to best position us for the future. This plan is focused on new operating philosophies across our businesses that promote growth. At the same time, we have refined our local media acquisitions strategy to take advantage of new federal ownership rules. And we are investing in our fast-growing national media brands (the Katz networks, Newsy and Midroll) to fully capture their potential over the long term.

We have gained significant momentum since implementing our strategy and are beginning to see the results. In fact, we continue to receive positive reviews of our plan from the investment analyst community.

For the past 140 years, Scripps has been a financially sound company rooted in journalism. We have a mission to serve our audiences and advertisers with quality local and national news, information and entertainment. Having GAMCO’s nominees on our board would distract us both from our performance improvement plan and from this mission in which we all believe.

Scripps has a strong plan. We hope you will support us as we continue to execute it.

The vote will be counted at the Scripps Annual Shareholder Meeting on Thursday, May 10. If you have any questions, please reach out. For questions about voting, you can contact our proxy solicitor, MacKenzie Partners, at 800-322-2885 or at proxy@mackenziepartners.com.

Adam

Forward-Looking Statements
Certain statements in this communication may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, are forward-looking statements. These forward-looking statements are based on management's current expectations, and are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in such forward-looking statements. Such forward-looking statements are made as of the date of this communication and should be evaluated with the understanding of their inherent uncertainty. A detailed discussion of principal risks and uncertainties which may cause actual results and events to differ materially from such forward-looking statements is included in the Company’s Form 10-K on file with the SEC in the section titled “Risk Factors”. The Company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

Important Additional Information and Where to Find It
The Company has filed a definitive proxy statement on Schedule 14A and form of associated WHITE proxy card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2018 Annual Meeting of Shareholders (the “Definitive Proxy Statement”). The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2018 Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Definitive Proxy Statement. Details concerning the nominees of the Company’s Board of Directors for election at the 2018 Annual Meeting are included in the Definitive Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING WHITE PROXY CARD, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the Definitive Proxy Statement and other relevant documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at http://www.scripps.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.